Exhibit 3.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

Roan Holdings Group Co., Ltd.

a company limited by shares

As amended by Resolutions of Members passed on 16 September 2014, 31 March 2016 and 16 December 2019, and Resolutions of Directors passed on 28 June 2016, 5 July 2016, 14 January 2019, 6 December 2019, 20 January 2020, 22 December 2021, 20 June 2022, 20 September 2022, 26 December 2022, 31 March 2023, 5 September 2023, 20 December 2023, 8 March 2024, and 20 June 2024

1	NAME

The name of the Company is Roan Holdings Group Co., Ltd..

2	STATUS

The Company shall be a company limited by shares.

3	REGISTERED OFFICE AND REGISTERED AGENT

3.1	The first registered office of the Company is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

3.2	The first registered agent of the Company is Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

3.3	The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.

4	CAPACITY AND POWER

4.1	The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

4.2	There are subject to Clause 4.1 and Regulation 23, no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

5.1	The Company is authorised to issue an unlimited number of shares of no par value divided into six classes of shares as follows:

(a)	Ordinary shares of no par value (Ordinary Shares);

(b)	Class A preferred shares of no par value (Class A Preferred Shares);

(c)	Class B preferred shares of no par value (Class B Preferred Shares);

(d)	Class C preferred shares of no par value (Class C Preferred Shares);

(e)	Class D preferred shares of no par value (Class D Preferred Shares); and

(f)	Class E preferred shares of no par value (Class E Preferred Shares and together with the Class A Preferred Shares, the Class B Preferred Shares, Class C Preferred Shares and the Class D Preferred Shares being referred to as the Preferred Shares).

5.2	The Company may at the discretion of the Board of Directors, but shall not otherwise be obliged to, issue fractional Shares or round up or down fractional holdings of Shares to its nearest whole number and a fractional Share (if authorised by the Board of Directors) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

6	DESIGNATIONS POWERS PREFERENCES OF SHARES

6.1	Each Ordinary Share in the Company confers upon the Member (unless waived by such Member):

(a)	Subject to Clause 11, the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;

(b)	the right to be redeemed on an Automatic Redemption Event in accordance with Regulation 23.2 or pursuant to either a Tender Redemption Offer or Redemption Offer in accordance with Regulation 23.5 or pursuant to an Amendment Redemption Event in accordance with Regulation 23.12;

(c)	the right to an equal share with each other Ordinary Share in any dividend paid by the Company; and

(d)	subject to satisfaction of and compliance with Regulation 23, the right to an equal share with each other Ordinary Share in the distribution of the surplus assets of the Company on its liquidation.

6.2	The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in this Memorandum, which shall be amended accordingly prior to the issue of such Preferred Shares. Such rights, privileges, restrictions and conditions may include:

(a)	the number of shares and series constituting that class and the distinctive designation of that class;

(b)	the dividend rate of the Preferred Shares of that class, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on any other class or classes of Preferred Shares;

(c)	whether that class shall have voting rights, and, if so, the terms of such voting rights;

(d)	whether that class shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e)	whether or not the Preferred Shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting Shares for redemption if less than all Preferred Shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount maybe less than fair value and which may vary under different conditions and at different dates;

(f)	whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Preferred Shares of that class, and, if so, the terms and amounts of such sinking fund;

(g)	the right of the Preferred Shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Preferred Shares (including additional Preferred Shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition or any subsidiary of any outstanding Preferred Shares of the Company;

(h)	the right of the Preferred Shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights be in preference to, or in relation to, the comparable rights or any other class or classes of Preferred Shares; and

(i)	any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

6.3	The Directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 6 and Regulation 23 of the Articles.

6.4	The Directors have the authority and the power by Resolution of Directors:

(a)	to authorise and create additional classes of shares; and

(b)	(subject to the provisions of Clause 6.2) to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all classes of shares that may be authorised to be issued under this Memorandum.

Class A Preferred Shares

6.5	Each Class A Preferred Share (which may and can be referred to as a “Convertible Class A Preferred Share” herein or in any resolution or document of any kind or generally) confers upon the Member (unless waived by such Member):

(a)	Subject to Clause 11, the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;

(b)	The right to be redeemed on the Redemption Date pursuant to Clause 6.17;

(c)	The right to the dividends on Class A Preferred Shares specified in Clause 6.7;

(d)	The right to the liquidation preference specified in Clause 6.8; and

(e)	The right to convert to Ordinary Shares pursuant to Clause 6.11 and the right and obligation to convert to Ordinary Shares pursuant to Clause 6.12,

provided that each of the above rights (and as the same are detailed herein) shall be read and exist subject to Regulation 23.7 for so long as that Regulation remains effective and for so long as such Regulation remains effective none of the Class A Preferred Shares entitle the holder thereof to (i) receive funds from or derived from the Trust Account; or (ii) vote on any Business Combination.

6.6	Each Class A Preferred Share shall be identical in all respects to every other Class A Preferred Share. The Class A Preferred Shares, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, shall rank (a) senior to all Junior Shares, (b) on parity with all Parity Shares and (c) junior to all Senior Shares and the Company’s existing and future indebtedness.

6.7	Dividends on the Class A Preferred Shares shall be payable pursuant to the following terms:

(a)	Subject to the rights of holders of any Shares ranking senior to the Class A Preferred Shares with respect to dividends, Class A Members shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor and subject to the applicable provisions of the Act and Regulation 5, cumulative dividends at the rate per annum of 8.0% on the Liquidation Preference per share of Class A Preferred Shares (the Class A Dividend Rate) (equivalent to US $0.96 per annum per share), payable, at the Company’s option, (i) in cash, (ii) in additional Class A Preferred Shares with an aggregate Liquidation Preference equal to the amount of the dividend, or (iii) in a number of Ordinary Shares equal to the amount of the dividend divided by the greater of the Floor Price and the Five Day Average Price. Declared dividends on the Class A Preferred Shares shall be payable annually on each Class A Dividend Payment Date at such annual rate, and dividends shall accumulate from the Initial Issue Date to the extent not paid. Declared dividends shall be payable on the relevant Class A Dividend Payment Date to Class A Members on the immediately preceding Class A Record Date, unless the Class A Preferred Shares held by such Class A Members on such Class A Record Date are converted into Ordinary Shares after such Class A Record Date and on or prior to the immediately succeeding Class A Dividend Payment Date. If a Class A Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

Dividends payable on the Class A Preferred Shares for any Class A Dividend Period, including any partial Class A Dividend Period, shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accumulated dividends shall not bear interest if they are paid subsequent to the applicable Class A Dividend Payment Date.

Except as described in this Clause 6.7(a), dividends on any Class A Preferred Share converted to Ordinary Shares shall cease to accumulate on the Mandatory Conversion Date or the Early Conversion Date (each, a Conversion Date), as applicable.

(b)	So long as any Class A Preferred Share remains outstanding, no dividend or distribution shall be declared or paid on Ordinary Shares or any other Junior Shares, and no Ordinary Shares or other Junior Shares or Parity Shares shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries unless all accumulated and unpaid dividends for all preceding Class A Dividend Periods have been declared and paid upon, or a sufficient sum or number of Class A Preferred Shares or Ordinary Shares has been set apart for the payment of such dividends upon, all outstanding Class A Preferred Shares. The foregoing limitation shall not apply to (i) a dividend payable on any Ordinary Shares or other Junior Shares in Ordinary Shares or other Junior Shares, or to the acquisition of Ordinary Shares or other Junior Shares in exchange for, or through application of the proceeds of the sale of, any Ordinary Shares or other Junior Shares; (ii) purchases of fractional interests in any Ordinary Shares or other Junior Shares pursuant to the conversion or exchange provisions of such Ordinary Shares of other Junior Shares or any securities exchangeable for or convertible into such Ordinary Shares or other Junior Shares; (iii) redemptions, purchases or other acquisitions of Ordinary Shares or other Junior Shares in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested restricted shares or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; (iv) any dividends or distributions of rights or Ordinary Shares or other Junior Shares in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) the acquisition by the Company or any of its subsidiaries of record ownership in Ordinary Shares or other Junior Shares or Parity Shares for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; (vi) the exchange or conversion of Junior Shares for or into other Junior Shares or of Parity Shares for or into other Parity Shares (with the same or lesser aggregate liquidation amount) or Junior Shares; or (vii) the redemption or acquisition by the Company of Ordinary Shares in connection with the Business Combination.

When dividends on Class A Preferred Shares have not been paid in full on any Class A Dividend Payment Date or declared and a sum or number of Class A Preferred Shares or Ordinary Shares sufficient for payment thereof set aside for the benefit of the Class A Members thereof on the applicable Class A Record Date, no dividends may be declared or paid on any Parity Shares unless dividends are declared on the Class A Preferred Shares such that the respective amounts of such dividends declared on the Class A Preferred Shares and each such other class or series of Parity Shares shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the Class A Preferred Shares and such Parity Shares (subject to their having been declared by the Board of Directors out of legally available funds) bear to each other; provided that any unpaid dividends will continue to accumulate.

6.8	In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Class A Member shall be entitled to receive the Liquidation Preference per Class A Preferred Share, plus an amount (the Liquidation Dividend Amount) equal to accumulated and unpaid dividends on such shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Company available for distribution to its Members, after satisfaction of liabilities owed to the Company’s creditors and holders of any Senior Shares and before any payment or distribution is made to holders of any Junior Shares, including, without limitation, Ordinary Shares.

(a)	None of the sale of all or substantially all of the assets or business of the Company and its subsidiaries taken as a whole (other than in connection with the liquidation, winding-up or dissolution of the Company), the merger or consolidation of the Company into or with any other person, the sale of a majority of the outstanding equity interests of the Company, nor other Reorganization Event or other similar transaction that results in a change in control of the Company shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, of the Company for the purposes of this Clause 6.8.

(b)	If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the amounts payable with respect to (i) the Liquidation Preference plus the Liquidation Dividend Amount of the Class A Preferred Shares and (ii) the liquidation preference of, and the amount of accumulated and unpaid dividends to, but excluding, the date fixed for liquidation, dissolution or winding up, on, all Parity Shares are not paid in full, the Class A Members and all holders of any Parity Shares shall share equally and ratably in any distribution of the Company’s assets in proportion to the respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c)	After the payment to any Class A Member of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for each of such Class A Member’s Class A Preferred Shares, such Class A Member as such shall have no right or claim to any of the remaining assets of the Company.

6.9	The Class A Preferred Shares shall not be subject to any sinking fund or other similar provisions.

6.10	Each Class A Preferred Share shall automatically convert (unless previously converted at the option of the Class A Member in accordance with Clause 6.11) on the Mandatory Conversion Date (Mandatory Conversion) provided such date is after the Business Combination, into a number of Ordinary Shares equal to the Mandatory Conversion Rate.

(a)	The Mandatory Conversion Rate shall, subject to adjustment in accordance with Clause 6.14, be one Ordinary Share for each Class A Preferred Share.

(b)	If on or prior to the Class A Record Date immediately preceding the Mandatory Conversion Date the Company has not declared and paid all or any portion of the accumulated and unpaid dividends on the Class A Preferred Shares, the Mandatory Conversion Rate shall be adjusted so that Class A Members receive an additional number of Ordinary Shares equal to the amount of accumulated and unpaid dividends that have not been declared and paid (Mandatory Conversion Additional Conversion Amount) divided by the greater of the Floor Price and the Five-Day Average Price. For the avoidance of doubt, to the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of the number of additional Ordinary Shares and the Five-Day Average Price, the Company will not have any obligation to pay the shortfall in cash. Except as described in the first sentence of this paragraph, upon any Mandatory Conversion of any Class A Preferred Shares, the Company shall make no payment or allowance for undeclared dividends on such Class A Preferred Shares, unless such Mandatory Conversion occurs after the Class A Record Date for a declared dividend and on or prior to the immediately succeeding Class A Dividend Payment Date.

6.11	The Class A Members shall have the right to convert their Class A Preferred Shares, in whole or in part (but in no event less than one Class A Preferred Share), at any time prior to the Mandatory Conversion Date (Early Conversion) but not before the Business Combination, into Ordinary Shares at a rate of one Ordinary Share for each Class A Preferred Share (the Early Conversion Rate), subject to adjustment as described in Clause 6.14 and to satisfaction of the conversion procedures set forth in Clause 6.12.

The Directors, by Resolution of Directors, shall have the right to convert any or all of the Class A Preferred Shares, in whole or in part (but in no event less than one Class A Preferred Share), at any time prior to the Mandatory Conversion Date (Early Conversion), into Ordinary Shares at the Early Conversion Rate, subject to adjustment as described in Clause 6.14 and to satisfaction of the conversion procedures set forth in Clause 6.12.

If as of any Early Conversion Date the Company has not declared and paid all or any portion of the accumulated and unpaid dividends for all full Class A Dividend Periods ending on a Class A Dividend Payment Date prior to such Early Conversion Date, the Early Conversion Rate shall be adjusted, with respect to the relevant Early Conversion, so that the converting Class A Member receives an additional number of Ordinary Shares equal to the amount of accumulated and unpaid dividends that have not been declared and paid for such full Class A Dividend Periods (the Early Conversion Additional Conversion Amount), divided by the greater of the Floor Price and the Average Closing Price per Ordinary Share over the 20 consecutive Trading Day period ending on, and including, the third Trading Day immediately preceding the Early Conversion Date (such average being referred to as the Early Conversion Average Price). For the avoidance of doubt, to the extent that the Early Conversion Additional Conversion Amount exceeds the product of the number of additional Ordinary Shares and the Early Conversion Average Price, the Company will not have any obligation to pay the shortfall in cash. Except as described in the first sentence of this paragraph, upon any Early Conversion of any Class A Preferred Shares, the Company shall make no payment or allowance for undeclared dividends on such Class A Preferred Shares, unless such Early Conversion occurs after the Class A Record Date for a declared dividend and on or prior to the immediately succeeding Class A Dividend Payment Date.

6.12	Any conversion of Class A Preferred Shares shall be subject to the following procedures.

(a)	Pursuant to Clause 6.10, on the Mandatory Conversion Date, any outstanding Class A Preferred Shares shall automatically convert into Ordinary Shares. The person or persons entitled to receive the Ordinary Shares issuable upon mandatory conversion of the Class A Preferred Shares shall be treated as the record holder(s) of such Ordinary Shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Date irrespective of whether such conversion has yet been recorded in the register of members of the Company.

(b)	To effect an Early Conversion pursuant to Clause 6.11, a Class A Member must:

(i)	Complete, manually sign and deliver to the Conversion and Dividend Disbursing Agent a conversion notice in a form reasonably acceptable to such agent;

(ii)	if required, furnish appropriate endorsements and transfer documents; and

(iii)	if required, pay all transfer or similar taxes or duties, if any.

The Early Conversion shall be effective on the date on which a Class A Member has satisfied the foregoing requirements, to the extent applicable (Early Conversion Date). A Class A Member shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Ordinary Shares if such Class A Member exercises its conversion rights, but such Class A Member shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Ordinary Shares in a name other than the name of such Class A Member. A certificate representing the Ordinary Shares issuable upon conversion shall be issued and delivered to the converting Class A Member, together with delivery by the Company to the converting Class A Member of any cash to which the converting Class A Member is entitled, on the later of the third Business Day immediately succeeding the Early Conversion Date and the Business Day after the Class A Member has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the Ordinary Shares issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such Ordinary Shares as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. Except as set forth in Clause 6.15(c), prior to 5:00 p.m., New York City time on such applicable Early Conversion Date, the Ordinary Shares issuable upon conversion of any Class A Preferred Shares shall not be deemed to be outstanding for any purpose, and Class A Members shall have no rights with respect to such Ordinary Shares (including voting rights, rights to respond to tender offers for the Ordinary Shares and rights to receive any dividends or other distributions on the Ordinary Shares) by virtue of holding Class A Preferred Shares.

In the event that an Early Conversion is effected with respect to Class A Preferred Shares representing less than all the Class A Preferred Shares held by a Class A Member, upon such Early Conversion the Company shall execute and instruct the Registrar and Transfer Agent to countersign and deliver to the Class A Member thereof, at the expense of the Company, a certificate evidencing the Class A Preferred Shares as to which Early Conversion was not effected.

(c)	Following any conversion of Class A Preferred Shares pursuant to this Memorandum or the Articles, the Company and the Board of Directors shall take all such action as is required to record as soon as possible such conversion in the register of members of the Company. Pending such recording however, such conversion shall be deemed to have taken place in accordance with this Memorandum and the Articles and the relevant shareholder shall be deemed to be the holder of the relevant Ordinary Shares in place of the relevant Class A Preferred Shares with effect from whenever such conversion is deemed to take effect under this Memorandum.

6.13	No fractional Ordinary Shares shall be issued as a result of any conversion of Class A Preferred Shares.

(a)	In lieu of any fractional share of Ordinary Shares otherwise issuable in respect of any Mandatory Conversion pursuant to Clause 6.10 or an Early Conversion pursuant to Clause 6.11, the Company shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Five-Day Average Price.

(b)	If more than one Class A Preferred Share is surrendered for conversion at one time by or for the same Class A Member, the number of full Ordinary Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Class A Preferred Shares so surrendered.

6.14	Each Fixed Conversion Rate shall be subject to the following adjustments:

(a)	In addition to any adjustments pursuant to paragraphs (b) or (c), if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase shares, warrants, securities or other property pro rata to all or substantially all of the record holders of Ordinary Shares (the Purchase Rights), then each Class A Member will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Class A Member could have acquired if such Class A Member had held the number of Ordinary Shares acquirable upon complete conversion of all the Class A Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Class A Preferred Shares) held by such Class A Member immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b)	Without limiting any provision of paragraph (a), if the Company at any time on or after the Closing Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding Ordinary Shares into a greater number of shares, then each Fixed Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of paragraph (a), if the Company at any time on or after the Initial Issue Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding Ordinary Shares into a smaller number of shares, then each Fixed Conversion Rate in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this paragraph (b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph (b) occurs during the period that a Fixed Conversion Rate is calculated hereunder, then the calculation of such Fixed Conversion Rate shall be adjusted appropriately to reflect such event.

(c)	Without limiting any provision of paragraph (a), if the Company at any time on or after the Closing Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding Class A Preferred Shares into a greater number of shares, then each Fixed Conversion Rate in effect immediately prior to such subdivision will be proportionately increased. Without limiting any provision of paragraph (a), if the Company at any time on or after the Initial Issue Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding Class A Preferred Shares into a smaller number of shares, then each Fixed Conversion Rate in effect immediately prior to such combination will be proportionately decreased. Any adjustment pursuant to this paragraph (c) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph (c) occurs during the period that a Fixed Conversion Rate is calculated hereunder, then the calculation of such Fixed Conversion Rate shall be adjusted appropriately to reflect such event.

6.15	The following shall apply to any adjustment pursuant to Clause 6.14.

(a)	All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Ordinary Shares. Prior to any Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein. If any adjustment by reason of this Clause 6.15(a) is not required to be made, such adjustment shall be carried forward and taken into account in any subsequent adjustment; provided, that on the earlier of any Conversion Date or the effective date of any Reorganization Event, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

(b)	No adjustment to the Fixed Conversion Rates shall be made if Class A Members may participate, at the same time, upon the same terms and otherwise on the same basis as holders of Ordinary Shares and solely as a result of holding Class A Preferred Shares, in the transaction that would otherwise give rise to an adjustment as if they held, for each Class A Preferred Share, a number of Ordinary Shares equal to the Mandatory Conversion Rate then in effect. In addition, the Fixed Conversion Rates shall not be adjusted:

(i)	upon the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Ordinary Shares under any plan;

(ii)	upon the issuance of any Ordinary Shares or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(iii)	upon the issuance of any Ordinary Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(iv)	for accumulated and unpaid dividends on the Class A Preferred Shares, except as provided under Clause 6.10 and Clause 6.11; or

(v)	upon the issuance of any Ordinary Shares pursuant to as part of ordinary dividends to holders of Ordinary Shares where holders are given the option to receive such dividend in the form of cash of Ordinary Shares.

(c)	Whenever the Fixed Conversion Rates are to be adjusted, the Company shall:

(i)	compute such adjusted Fixed Conversion Rates and prepare and transmit to the Transfer Agent a certificate of the Company, signed by any duly authorized Officer of the Company, setting forth such adjusted Fixed Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii)	as soon as practicable following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates, provide, or cause to be provided, a written notice to the Class A Members of the occurrence of such event; and

(iii)	as soon as practicable following the determination of such adjusted Fixed Conversion Rates, provide, or cause to be provided, to the Class A Members a statement setting forth in reasonable detail the method by which the adjustments to the Fixed Conversion Rates were determined and setting forth such adjusted Fixed Conversion Rates.

6.16	Upon the occurrence of any Reorganization Event, the Directors, by Resolution of Directors, shall have the right:

(a)	to convert any or all of the Class A Preferred Shares, in whole or in part (but in no event less than one Class A Preferred Share), at any time prior to the Mandatory Conversion Date (Early Conversion), into Ordinary Shares at the Early Conversion Rate, subject to adjustment as described in Clause 6.14 and to satisfaction of the conversion procedures set forth in Clause 6.12; or

(b)	to repurchase or redeem any or all of the Class A Preferred Shares, in whole or in part (but in no event less than one Class A Preferred Share), for a cash amount equal to the value of the Class A Preferred Shares being repurchased or redeemed on an as-converted basis.

6.17	[DELETED]

6.18	The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for the Class A Preferred Shares shall be Continental Stock Transfer & Trust Company. The Company may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Company and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Company removes Continental Stock Transfer & Trust Company, the Company shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Class A Members.

6.19	To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the holder of any Class A Preferred Shares as the true and lawful owner thereof for all purposes.

Class B Preferred Shares

6.20	Each Class B Preferred Share confers upon the Member (unless waived by such Member):

(a)	No right to vote at a meeting of the Members of the Company or on any Resolution of Members;

(b)	No right to receive any dividends declared on any Shares of the Company;

(c)	The right to be converted on the Class B Conversion Date pursuant to Clause 6.21; and

(d)	The right to the liquidation preference specified in Clause 6.23.

6.21	The Class B Preferred Shares shall automatically convert into Ordinary Shares of the Company on the Class B Conversion Date at a rate of 1 Ordinary Share per Class B Preferred Share so converted, provided that the Directors, by Resolution of Directors on or prior to the then-applicable Class B Conversion Date, shall be entitled to amend the definition of ‘Class B Conversion Date’ to alter the date on which each Class B Preferred Share is converted (and, for the avoidance of doubt, this may be by extending or reducing the term after which each Class B Preferred Share is converted).

6.22	Upon the occurrence of any Reorganization Event (which, for the purposes of this Clause 6.22, shall not include limb (vi) of that definition), the Directors, by Resolution of Directors, shall have the right:

(a)	to convert any or all of the Class B Preferred Shares, in whole or in part (but in no event less than one Class B Preferred Share), into Ordinary Shares at a rate of 1 Ordinary Share per Class B Preferred Share so converted; or

(b)	to repurchase or redeem any or all of the Class B Preferred Shares, in whole or in part (but in no event less than one Class B Preferred Share), for a cash amount equal to the value of the Class B Preferred Shares being repurchased or redeemed on an as-converted basis.

6.23	In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Class B Member shall be entitled to receive, in priority to the holders of any other class of Shares in the Company, an amount equal to their pro rata share of the Class B Liquidation Preference Amount (calculated by reference to the number of Class B Preferred Shares held by the relevant Class B Member as a percentage of all issued Class B Preferred Shares held by all Class B Members). In the event that the assets of the Company are insufficient to pay in full the Class B Liquidation Preference Amount, the entitlement of each Class B Member shall be reduced rateably.

6.24	For the purposes of Clause 6.23 above, the Class B Shares shall be considered Senior Shares.

6.25	After the payment to any Class B Member of their full entitlement to their pro rata share of the Class B Liquidation Preference Amount for each of such Class B Member’s Class B Preferred Shares (as calculated pursuant to Clause 6.23 above), such Class B Member as such shall have no right or claim to any of the remaining assets of the Company.

7	VARIATION OF RIGHTS

7.1	Prior to a Business Combination and subject always to the limitations set out in Clause 11, the rights attached to Shares as specified in Clause 6 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of at least sixty-five percent (65%) of the total number of Shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class.

7.2	Notwithstanding Clause 7.1, where the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, or is intended to facilitate, a Business Combination and thereafter following the consummation of a Business Combination, the rights attached to Shares as specified in Clause 6 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the Shares of that class present at a duly convened and constituted meeting of the Members of the Company holding shares in such class which were present at the meeting and voted unless otherwise provided by the terms of issue of such class, provided however that the Resolution of Members approving an amendment for the purposes of approving, or in conjunction with, the consummation of the Business Combination shall be subject to, and therefore the amendment so approved not made until immediately prior to the time at which the Business Combination is consummated, unless the approval is in accordance with Clause 7.1.

8	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

9	REGISTERED SHARES

9.1	The Company shall issue registered shares only.

9.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

10	TRANSFER OF SHARES

A Share may be transferred in accordance with Regulation 4 of the Articles.

11	AMENDMENT OF MEMORANDUM AND ARTICLES

11.1	The Company may amend its Memorandum or Articles by a Resolution of Members or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Members; or

(d)	to change Clauses 7 or 8, this Clause 11 or Regulation 23.

11.2	Notwithstanding Clause 11.1, no amendment may be made to the Memorandum or Articles by a Resolution of Members to amend Regulation 23 prior to the Business Combination, unless the amendment proposed is for the purposes of approving, or is in conjunction with the consummation of, or is intended to facilitate, a Business Combination, provided always that (i) the amendment does not alter the Company’s obligation to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares or the timing of this payment without the consent of that holder and (ii) the Resolution of Members approving such amendment shall be subject to, and therefore the amendment so approved not made until immediately prior to the time at which the Business Combination is consummated, unless the approval is in accordance with Clause 7.1.

Pursuant to Section 12(2)(c) of the Act, this Clause 11.2 may not be amended prior to the consummation of the Business Combination, unless the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, or is intended to facilitate, a Business Combination.

12	DEFINITIONS AND INTERPRETATION

12.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

(a)	Act means the BVI Business Companies Act, 2004 and includes the regulations made under the Act;

(b)	Amendment has the meaning ascribed to it in Regulation 23.11;

(c)	Amendment Redemption Event has the meaning ascribed to it in Regulation 23.11;

(d)	Approved Amendment has the meaning ascribed to it in Regulation 23.11;

(e)	Articles means the attached Articles of Association of the Company;

(f)	Automatic Redemption Event shall have the meaning given to it in Regulation 23.2;

(g)	Average Closing Price per Ordinary Share means the average closing price per Ordinary Share as reported by the Designated Stock Exchange for the specified period.

(h)	Board of Directors means the board of directors of the Company;

(i)	Business Combination shall mean the initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business at Fair Value;

(j)	Business Combination Articles means Regulation 23 relating to the Company’s obligations regarding the consummation of a Business Combination;

(k)	Business Days means a day other than a Saturday or Sunday or any other day on which commercial banks in New York are required or are authorised to be closed for business;

(l)	chairman means a person who is appointed as chairman to preside at a meeting of the Company and Chairman of the Board means a person who is appointed as chairman to preside at a meeting of the Board of Directors of the Company, in each case, in accordance with the Articles;

(m)	Class A Dividend Payment Date means each of (i) a date for payment of the annual Class A Dividend determined for each of 2016, 2017, 2018, 2019 and 2020 by the Board of Directors which shall be within ten (10) days after the Company files its annual report on Form 10-K for the prior fiscal year, and (ii) the Mandatory Conversion Date;

(n)	Class A Dividend Period means the period from, and including, a Class A Dividend Payment Date to, but excluding, the next Class A Dividend Payment Date, except that the initial Class A Dividend Period shall commence on, and include, the Issue Date and shall end on, and exclude, the first Class A Dividend Payment Date;

(o)	Class A Dividend Rate has the meaning set forth in Clause 6.7(a);

(p)	Class A Member means each person in whose name Class A Preferred Shares are registered, who shall be treated by the Company and the Registrar as the absolute owner of those Class A Preferred Shares for the purpose of making payment and settling conversions and for all other purposes;

(q)	Class A Preferred Shares has the meaning ascribed to it in Clause 5.1;

(r)	Class A Record Date means, with respect to any Class A Dividend Payment Date, the date that is fifteen (15) days immediately preceding the applicable Class A Dividend Payment Date. These Class A Record Dates shall apply regardless of whether a particular Class A Record Date is Business Day;

(s)	Class B Conversion Date means, with respect to a Class B Preferred Share, 30 September 2024, provided that, if that day is not a Business Day, the Class B Conversion Date shall be deemed to be the immediately following Business Day;

(t)	Class B Liquidation Preference Amount means, in aggregate:

(i)	RMB 276,000,000 (or its equivalent in any other currency, as determined in the sole and absolute discretion of the Directors by Resolution of Directors); plus

(ii)	a liquidation premium of 8.0% per annum of the amount set out in (i) above (which, for the avoidance of doubt, shall not compound), calculated in the case of any incomplete year on the basis of (x) a 360-day year, and (y) the number of days actually elapsed in any such incomplete year for which the liquidation premium is to be calculated.

(u)	Class B Member means each person in whose name Class B Preferred Shares are registered, who shall be treated by the Company and the Registrar as the absolute owner of those Class B Preferred Shares for the purpose of making payment and settling conversions and for all other purposes;

(v)	Class B Preferred Shares has the meaning ascribed to it in Clause 5.1;

(w)	Class C Preferred Shares has the meaning ascribed to it in Clause 5.1;

(x)	Class D Preferred Shares has the meaning ascribed to it in Clause 5.1;

(y)	Class E Preferred Shares has the meaning ascribed to it in Clause 5.1;

(z)	Conversion and Dividend Disbursing Agent means Continental Stock Transfer & Trust Company, the Company’s duly appointed conversion and dividend disbursing agent for the Class A Preferred Shares, and any successor appointed under Clause 6.18;

(aa)	Conversion Date shall has the meaning set forth in Clause 6.7(a);

(bb)	Designated Stock Exchange means the Over-the-Counter Bulletin Board, the Global Select System, Global System or the Capital Market of the Nasdaq Stock Market LLC, the NYSE MKT or the New York Stock Exchange, as applicable; provided, however, that until the Shares are listed on any such Designated Stock Exchange, the rules of such Designated Stock Exchange shall be inapplicable to the Company and this Memorandum or the Articles;

(cc)	Director means any director of the Company, from time to time;

(dd)	Distribution in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of a Member in relation to Shares held by a Member, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

(ee)	Early Conversion has the meaning set forth in Clause 6.11(a);

(ff)	Early Conversion Additional Conversion Amount has the meaning set forth in Clause 6.11;

(gg)	Early Conversion Average Price has the meaning set forth in Clause 6.11;

(hh)	Early Conversion Date has the meaning set forth in Clause 6.12(b);

(ii)	Early Conversion Rate has the meaning set forth in clause 6.11;

(jj)	Eligible Person means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

(kk)	Enterprise means the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which an Indemnitee is or was serving at the request of the Company as a Director, Officer, trustee, general partner, managing member, fiduciary, employee or agent;

(ll)	Exchange Act means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

(mm)	Ex-Date when used with respect to any issuance or distribution, means the first date on which Ordinary Shares trade without the right to receive such issuance or distribution;

(nn)	Expenses shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all legal fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses, in each case reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Company or any third party. Expenses shall also include any or all of the foregoing expenses incurred in connection with all judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred (whether by an Indemnitee, or on his behalf) in connection with such Proceeding or any claim, issue or matter therein, or any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, but shall not include amounts paid in settlement by an Indemnitee or the amount of judgments or fines against an Indemnitee;

(oo)	Fair Market Value means the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and set forth in a resolution;

(pp)	Fair Value shall mean a value at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for a Business Combination;

(qq)	FINRA means the Financial Industry Regulatory Authority of the United States;

(rr)	Five-Day Average Price means the Average Closing Price per Ordinary Share over the period of five consecutive Trading Days ending on the Second Trading Day immediately preceding the relevant Class A Dividend Payment Date or applicable Conversion Date;

(ss)	Fixed Conversion Rates means the Mandatory Conversion Rate and the Early Conversion Rate;

(tt)	Floor Price means $10.00, subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth in Clause 6.14;

(uu)	Initial Issue Date means on or around 5 July 2016, the first original issue date of the Class A Preferred Shares;

(vv)	Initial Shareholder means the Sponsor and the Officers and Directors who hold the Shares prior to the IPO;

(ww)	Indemnitee means any person detailed in sub regulations (a) and (b) of Regulation 15;

(xx)	IPO means the initial public offering of securities and rights to receive or subscribe for securities of the Company;

(yy)	Issue Date means with respect to each Class A Preferred Share, the date that such share is issued by the Company.

(zz)	Junior Shares means (i) the Ordinary Shares and (ii) each other class or series of shares established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Class A Preferred Shares as to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution;

(aaa)	Liquidation Dividend Amount has the meaning set forth in Clause 6.8;

(bbb)	Liquidation Preference means, as to the Class A Preferred Shares, $12 per share;

(ccc)	Mandatory Conversion has the meaning set forth in Clause 6.10;

(ddd)	Mandatory Conversion Additional Conversion Amount has the meaning set forth in Clause 6.10(b);

(eee)	Mandatory Conversion Date means (i) the last day of the first period of three trading days in which the average Closing Price of the Ordinary Shares, as reported on Designated Stock Exchange, shall equal or exceed $6, subject to adjustment in a manner inversely proportional to any adjustment to each Fixed Conversion Rate as set forth in Clause 6.14.

(fff)	Mandatory Conversion Rate has the meaning set forth in Clause 6.10(a);

(ggg)	Each of Member and shareholder means an Eligible Person whose name is entered in the share register of the Company as the holder of one or more Shares or fractional Shares;

(hhh)	Memorandum means this Memorandum of Association of the Company;

(iii)	Officer means the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company or any other executive officer as determined by the Board of Directors;

(jjj)	Ordinary Shares has the meaning ascribed to it in Clause 5.1;

(kkk)	Parity Shares means any class or series of Shares established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Class A Preferred Shares as to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution;

(lll)	Per-Share Redemption Price means:

(i)	with respect to an Automatic Redemption Event, the aggregate amount on deposit in the Trust Account (less up to US$50,000 of the net interest earned thereon to pay dissolution expenses) divided by the number of then outstanding Public Shares;

(ii)	with respect to an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account divided by the number of then outstanding Public Shares; and

(iii)	with respect to either a Tender Redemption Offer or a Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two Business Days prior to the consummation of the Business Combination including interest but net of taxes payable or amounts released to the Company for working capital purposes, divided by the number of then outstanding Public Shares;

(mmm)	person means any individual, partnership, firm, Company, limited liability company, business trust, joint share company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature;

(nnn)	Proceeding means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the name of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature, in which an Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that such Indemnitee is or was a Director or Officer of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a Director, Officer, employee or adviser of the Company, or by reason of the fact that he is or was serving at the request of the Company as a Director, Officer, trustee, general partner, managing member, fiduciary, employee, adviser or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under these Articles;

(ooo)	Public Shares has the meaning ascribed to it in Regulation 23.5(a);

(ppp)	Preferred Shares has the meaning ascribed to it in Clause 5.1;

(qqq)	Redemption Date has the meaning ascribed to it in Clause 6.17;

(rrr)	Redemption Offer has the meaning ascribed to it in Regulation 23.5(b);

(sss)	Registrar means Continental Stock Transfer & Trust Company, the Company’s duly appointed registrar for the Class A Preferred Shares, and any successor appointed under Clause 6.18;

(ttt)	Registration Statement has the meaning ascribed to it in Regulation 23.10;

(uuu)	relevant system means a relevant system for the holding and transfer of shares in uncertificated form;

(vvv)	Reorganization Event means:

(i)	any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing entity and in which the Ordinary Shares outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another person);

(ii)	any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the Company and its subsidiaries taken as a whole;

(iii)	the acquisition by a third party (or third parties acting in concert) of Shares of the Company giving that third party (or parties) voting control of the Company;

(iv)	any reclassification of Ordinary Shares into securities, including securities of the Company, other than Ordinary Shares;

(v)	any statutory exchange of securities of the Company with another person (other than in connection with a merger or acquisition), in each case, as a result of which the Company’s Ordinary Shares would be converted into, or exchanged for, securities, cash or property; or

(vi)	the conversion, at the election of their holders, of at least 80% of the Class A Preferred Shares originally issued;

(www)	Resolution of Directors means either:

(i)	Subject to sub-paragraph (ii) below, a resolution approved at a duly convened and constituted meeting of Directors of the Company or of a committee of Directors of the Company by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(ii)	a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be;

(xxx)	Resolution of Members means:

(i)	a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(ii)	a resolution consented to in writing by a majority of the votes of Shares entitled to vote thereon;

(yyy)	Seal means any seal which has been duly adopted as the common seal of the Company;

(zzz)	SEC means the United States Securities and Exchange Commission;

(aaaa)	Securities means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations;

(bbbb)	Securities Act means the United States Securities Act of 1933, as amended;

(cccc)	Senior Shares means each class or series of shares established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Class A Preferred Shares as to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution;

(dddd)	Share means a share issued or to be issued by the Company and Shares shall be construed accordingly;

(eeee)	Spin-Off means a dividend or other distribution by the Company to all holders of Ordinary Shares consisting of shares of, or similar equity interests in, or relating to a subsidiary or other business unit of the Company;

(ffff)	Sponsor means DeTiger Holdings Limited;

(gggg)	Target Business means any businesses or entity with whom the Company wishes to undertake a Business Combination;

(hhhh)	Target Business Acquisition Period shall mean the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the Company’s IPO up to and including the first to occur of (i) a Business Combination; or (ii) the Termination Date;

(iiii)	Tender Redemption Offer has the meaning ascribed to it in Regulation 23.5(a);

(jjjj)	Termination Date has the meaning given to it in Regulation 23.2;

(kkkk)	Trading Day means a day on which Ordinary Shares:

(i)	are not suspended from trading, and on which trading in Ordinary Shares is not limited, on any U.S. national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

(ii)	have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Ordinary Shares; provided that if the Ordinary Shares is not traded on any such exchange, association or market, Trading Day means any Business Day;

(llll)	Transfer Agent means Continental Stock Transfer & Trust Company, the Company’s duly appointed transfer agent for the Class A Preferred Shares, and any successor appointed under Clause 6.18;

(mmmm)	Treasury Share means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

(nnnn)	Trust Account shall mean the trust account established by the Company at the consummation of the IPO and into which a certain amount of the IPO proceeds and proceeds from a simultaneous private placement of like securities and rights by the Company are deposited, as may be reduced from time to time for amounts reserved for operating expenses;

(oooo)	written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

12.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a Regulation is a reference to a regulation of the Articles;

(b)	a Clause is a reference to a clause of the Memorandum;

(c)	voting by Member is a reference to the casting of the votes attached to the Shares held by the Member voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended; and

(e)	the singular includes the plural and vice versa.

12.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

12.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

We, Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign this Memorandum of Association.

Dated: 8th day of April, 2014

Incorporator

…………………………………

(Sd.) Rexella D. Hodge

Authorised Signatory

OFFSHORE INCORPORATIONS LIMITED

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

Roan Holdings Group Co., Ltd.

a company limited by shares

As amended by Resolutions of Members passed on 16 September 2014, 31 March 2016 and 16 December 2019, and Resolutions of Directors passed on 28 June 2016, 5 July 2016, 14 January 2019, 6 December 2019, 20 January 2020, 22 December 2021, 20 June 2022, 20 September 2022, 26 December 2022, 31 March 2023, 5 September 2023, 20 December 2023, 8 March 2024, and 20 June 2024

1	REGISTERED SHARES

1.1	Every Member is entitled to a certificate signed by a Director of the Company or under the Seal specifying the number of Shares held by him and the signature of the Director and the Seal may be facsimiles.

1.2	Any Member receiving a certificate shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

1.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

1.4	Nothing in these Articles shall require title to any Shares or other Securities to be evidenced by a certificate if the Act and the rules of the Designated Stock Exchange permit otherwise.

1.5	Subject to the Act and the rules of the Designated Stock Exchange, the Board of Directors without further consultation with the holders of any Shares or Securities may resolve that any class or series of Shares or other Securities in issue or to be issued from time to time may be issued, registered or converted to uncertificated form and the practices instituted by the operator of the relevant system. No provision of these Articles will apply to any uncertificated shares or Securities to the extent that they are inconsistent with the holding of such shares or securities in uncertificated form or the transfer of title to any such shares or securities by means of a relevant system.

1.6	Conversion of Shares held in certificated form into Shares held in uncertificated form, and vice versa, may be made in such manner as the Board of Directors, in its absolute discretion, may think fit (subject always to the requirements of the relevant system concerned). The Company or any duly authorised transfer agent shall enter on the register of members how many Shares are held by each member in uncertificated form and certificated form and shall maintain the register of members in each case as is required by the relevant system concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated shares and uncertificated shares or as a result of any provision of these Articles which applies only in respect of certificated shares or uncertificated shares.

1.7	Nothing contained in Regulation 1.5 and 1.6 is meant to prohibit the Shares from being able to trade electronically. For the avoidance of doubt, Shares shall only be traded and transferred electronically upon consummation of the IPO.

2	SHARES

2.1	Subject to the provisions of these Articles and, where applicable, the rules of the Designated Stock Exchange, the unissued Shares of the Company shall be at the disposal of the Directors and Shares and other Securities may be issued and option to acquire Shares or other Securities may be granted at such times, to such Eligible Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2	Without prejudice to any special rights previously conferred on the holders of any existing Preferred Shares or class of Preferred Shares, any class of Preferred Shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the Directors may from time to time determine.

2.3	Section 46 of the Act does not apply to the Company.

2.4	A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.

2.5	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares; and

(b)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6	The Company shall keep a register (the share register) containing:

(a)	the names and addresses of the persons who hold Shares;

(b)	the number of each class and series of Shares held by each Member;

(c)	the date on which the name of each Member was entered in the share register; and

(d)	the date on which any Eligible Person ceased to be a Member.

2.7	The share register may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original share register.

2.8	A Share is deemed to be issued when the name of the Member is entered in the share register.

2.9	Subject to the provisions of the Act and the Business Combination Articles, Shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the Directors before or at the time of the issue of such Shares may determine. The Directors may issue options, warrants or convertible securities or securities or a similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or Securities on such terms as the Directors may from time to time determine. Notwithstanding the foregoing, the Directors may also issue options, warrants, other rights to acquire shares or convertible securities in connection with the Company’s IPO.

3	FORFEITURE

3.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

3.2	A written notice of call specifying the date for payment to be made shall be served on the Member who defaults in making payment in respect of the Shares.

3.3	The written notice of call referred to in Regulation 3.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

3.4	Where a written notice of call has been issued pursuant to Regulation 3.2 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

3.5	The Company is under no obligation to refund any moneys to the Member whose Shares have been cancelled pursuant to Regulation 3.4 and that Member shall be discharged from any further obligation to the Company.

4	TRANSFER OF SHARES

4.1	Subject to the Memorandum, certificated shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration. A member shall be entitled to transfer uncertificated shares by means of a relevant system and the operator of the relevant system shall act as agent of the Members for the purposes of the transfer of such uncertificated shares.

4.2	The transfer of a Share is effective when the name of the transferee is entered on the share register.

4.3	If the Directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the share register notwithstanding the absence of the instrument of transfer.

4.4	Subject to the Memorandum, the personal representative of a deceased Member may transfer a Share even though the personal representative is not a Member at the time of the transfer.

5	DISTRIBUTIONS

5.1	Subject to the Business Combination Articles, the Directors of the Company may, by Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

5.2	Dividends may be paid in money, shares, or other property.

5.3	The Company may, by Resolution of Directors, from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

5.4	Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Regulation 21 and all dividends unclaimed for three years after such notice has been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company.

5.5	No dividend shall bear interest as against the Company.

6	REDEMPTION OF SHARES AND TREASURY SHARES

6.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

6.2	The purchase, redemption or other acquisition by the Company of its own Shares is deemed not to be a distribution where:

(a)	the Company purchases, redeems or otherwise acquires the Shares pursuant to a right of a Member to have his Shares redeemed or to have his shares exchanged for money or other property of the Company, or

(b)	the Company purchases, redeems or otherwise acquires the Shares by virtue of the provisions of Section 179 of the Act.

6.3	Sections 60, 61 and 62 of the Act shall not apply to the Company.

6.4	Subject to the provisions of Regulation 23, shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

6.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

6.6	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

6.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of Directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

7	MORTGAGES AND CHARGES OF SHARES

7.1	A Member may by an instrument in writing mortgage or charge his Shares.

7.2	There shall be entered in the share register at the written request of the Member:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the share register.

7.3	Where particulars of a mortgage or charge are entered in the share register, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

7.4	Whilst particulars of a mortgage or charge over Shares are entered in the share register pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

8	MEETINGS AND CONSENTS OF MEMBERS

8.1	Any Director of the Company may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the Director considers necessary or desirable.

8.2	Upon the written request of the Members entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Members.

8.3	The Director convening a meeting of Members shall give not less than 10 nor more than 60 days’ written notice of such meeting to:

(a)	those Members whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting; and

(b)	the other Directors.

8.4	The Director convening a meeting of Members shall fix in the notice of the meeting the record date for determining those Members that are entitled to vote at the meeting.

8.5	A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

8.6	The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

8.7	A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

8.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

8.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

China Lending Corporation

I/We being a Member of the above Company HEREBY APPOINT … … … … … … … … … … … … … … … … … … … … … … … … … … … … … .. … … of … … … … … … … … … … … … … … ... … … … . … … … … .. … … … … or failing him … .. … … … … … … … … … … … … … … … … … … … . … … … … … … … … .. of ………………………………………………………..…..…… to be my/our proxy to vote for me/us at the meeting of Members to be held on the …… day of … … … … .. … … … …, 20…… and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this …… day of … … … … .. … … … …, 20… …

… … … .. … … …

Member

8.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of Shares then the vote of the joint owner whose name appears first (or earliest) in the share register in respect of the relevant Shares shall be recorded as the vote attributable to the Shares.

8.11	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

8.12	A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 35 per cent of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If the Company has two or more classes of shares, a meeting may be quorate for some purposes and not for others. A quorum may comprise a single Member or proxy and then such person may pass a Resolution of Members and a certificate signed by such person accompanied where such person holds a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Members.

8.13	If within two hours from the time appointed for the meeting of Members, a quorum is not present, the meeting, at the discretion of the Chairman of the Board of Directors shall either be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the Chairman of the Board of Directors.

8.14	At every meeting of Members, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

8.15	The person appointed as chairman of the meeting pursuant to Regulation 8.14 may adjourn any meeting from time to time, and from place to place. For the avoidance of doubt, a meeting can be adjourned for as many times as may be determined to be necessary by the chairman and a meeting may remain open indefinitely for as long a period as may be determined by the chairman.

8.16	At any meeting of the Members the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

8.18	Any Member other than an individual may by resolution of its Directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Members or of any class of Members, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Member which he represents as that Member could exercise if it were an individual.

8.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.

8.20	Directors of the Company may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

8.21	Any action that may be taken by the Members at a meeting may also be taken by a Resolution of Members consented to in writing, without the need for any prior notice. If any Resolution of Members is adopted otherwise than by the unanimous written consent of all Members, a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Members have consented to the resolution by signed counterparts.

9	DIRECTORS

9.1	The first Directors of the Company shall be appointed by the first registered agent within 30 days of the incorporation of the Company; and thereafter, the Directors shall be elected by Resolution of Members or by Resolution of Directors for such term as the Members or Directors determine.

9.2	No person shall be appointed as a Director of the Company unless he has consented in writing to act as a Director.

9.3	The minimum number of Directors shall be one and there shall be no maximum number of Directors.

9.4	Each Director holds office for the term, if any, fixed by the Resolution of Members or Resolution of Directors appointing him, or until his earlier death, resignation or removal (provided that no director may be removed by a Resolution of Members prior to the consummation of the initial Business Combination). If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, resignation or removal.

9.5	A Director may be removed from office with or without cause by:

(a)	a Resolution of Members passed at a meeting of Members called for the purposes of removing the Director or for purposes including the removal of the Director or by a written resolution passed by a least seventy five per cent of the Members of the Company entitled to vote; or

(b)	a Resolution of Directors passed at a meeting of Directors.

9.6	A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.

9.7	The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

9.8	A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9	The Company shall keep a register of Directors containing:

(a)	the names and addresses of the persons who are Directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a Director of the Company;

(c)	the date on which each person named as a Director ceased to be a Director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.10	The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

9.11	The Directors, or if the Shares (or depository receipts therefore) are listed or quoted on a Designated Stock Exchange, and if required by the Designated Stock Exchange, any committee thereof, may, by a Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

9.12	A Director is not required to hold a Share as a qualification to office.

9.13	Prior to the consummation of any transaction with:

(a)	any affiliate of the Company;

(b)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company;

(c)	any Director or executive officer of the Company and any relative of such Director or executive officer; and

(d)	any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Regulations 9.13(b) and (c) or over which such a person is able to exercise significant influence, such transaction must be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, such directors having been provided with access (at the Company’s expense) to the Company’s attorney or independent legal counsel, unless the disinterested directors determine that the terms of such transaction are no less favourable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

10	POWERS OF DIRECTORS

10.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors of the Company. The Directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.

10.2	If the Company is the wholly owned subsidiary of a holding company, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.3	If the Company is a subsidiary, but not a wholly owned subsidiary, of a holding company, and the shareholders other than the holding company agree in advance, a Director of the Company may, when exercising powers or performing duties as a Director in connection with the carrying out of the joint venture, act in a manner which he believes is in the best interests of a Member or some Members even though it may not be in the best interests of the Company.

10.4	If the Company is carrying out a joint venture between shareholders, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.5	Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

10.6	Any Director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

10.7	The continuing Directors may act notwithstanding any vacancy in their body.

10.8	Subject to Regulation 23.7, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party, provided always that if the same occurs prior to the consummation of a Business Combination, the Company must first obtain from the lender a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

10.9	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.10	Section 175 of the Act shall not apply to the Company.

11	PROCEEDINGS OF DIRECTORS

11.1	Any one Director of the Company may call a meeting of the Directors by sending a written notice to each other Director.

11.2	The Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides.

11.3	A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

11.4	Until the consummation of a Business Combination, a Director may not appoint an alternate. Following the consummation of a Business Combination, a Director may by a written instrument appoint an alternate who need not be a Director, any such alternate shall be entitled to attend meeting in the absence of the Director who appointed him and to vote or consent in place of the Director until the appointment lapses or is terminated.

11.5	A Director shall be given not less than three days’ notice of meetings of Directors, but a meeting of Directors held without three days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

11.6	A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or, following the consummation of a Business Combination, by alternate not less than one-half of the total number of Directors, unless there are only two Directors in which case the quorum is two.

11.7	If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Members. In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8	At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting. If the Directors are unable to choose a chairman for any reason, then the oldest individual Director present (and for this purpose an alternate Director shall be deemed to be the same age as the Director that he represents) shall take the chair.

11.9	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

12	COMMITTEES

12.1	The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint Directors;

(e)	to appoint an agent;

(f)	to approve a plan of merger, consolidation or arrangement; or

(g)	to make a declaration of solvency or to approve a liquidation plan.

12.3	Regulations 12.2(b) and (c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4	The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

13	OFFICERS AND AGENTS

13.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer (in each case there may be more than one of such officers), one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board (or Co-Chairman, as the case may be) to preside at meetings of Directors and Members, the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be) to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be) but otherwise to perform such duties as may be delegated to them by the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be), the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

13.3	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4	The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5	The Directors may, by a Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Regulation 12.1. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14	CONFLICT OF INTERESTS

14.1	A Director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors of the Company.

14.2	For the purposes of Regulation 14.1, a disclosure to all other Directors to the effect that a Director is a member, Director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	Provided that the requirements of Regulation 9.13 have first been satisfied, a Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Act and these Articles shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15	INDEMNIFICATION

15.1	Subject to the limitations hereinafter provided the Company may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and Expenses of any type or nature whatsoever, any person who:

(a)	is or was a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was a Director, officer, key employee, adviser of the Company or who at the request of the Company; or

(b)	is or was, at the request of the Company, serving as a Director of, or in any other capacity is or was acting for, another Enterprise.

15.2	The indemnity in Regulation 15.1 only applies if the relevant Indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnitee had no reasonable cause to believe that his conduct was unlawful.

15.3	The decision of the Directors as to whether an Indemnitee acted honestly and in good faith and with a view to the best interests of the Company and as to whether such Indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4	The termination of any Proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant Indemnitee did not act honestly and in good faith and with a view to the best interests of the Company or that such Indemnitee had reasonable cause to believe that his conduct was unlawful.

15.5	The Company may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any Indemnitee or who at the request of the Company is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in these Articles.

16	RECORDS

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the share register, or a copy of the share register;

(c)	the register of Directors, or a copy of the register of Directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2	If the Company maintains only a copy of the share register or a copy of the register of Directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original share register or the original register of Directors is kept.

16.3	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Members and classes of Members;

(b)	minutes of meetings and Resolutions of Directors and committees of Directors; and

(c)	an impression of the Seal, if any.

16.4	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.5	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

17	REGISTERS OF CHARGES

17.1	The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18	CONTINUATION

The Company may by Resolution of Members or by a Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

19	SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

20	ACCOUNTS AND AUDIT

20.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2	The Company may by Resolution of Members call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3	The Company may by Resolution of Members call for the accounts to be examined by auditors.

20.4	If the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee as a committee of the Board of Directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange subject to any available exemptions therefrom and the operation of the Act. The audit committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

20.5	If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an audit committee, the Directors shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

20.6	If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and, if required, shall utilise the audit committee for the review and approval of potential conflicts of interest.

20.7	If applicable, and subject to applicable law and the rules of the SEC and the Designated Stock Exchange:

(a)	the Members shall, by Resolution of Members, appoint an auditor who shall hold office until the Members appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as auditor;

(b)	a person, other than a retiring auditor, shall not be capable of being appointed auditor unless notice in writing of an intention to nominate that person to the office of auditor has been given (a) not less than ten days before the date of the meeting at which such appointment is to be voted on, or (b) with any written resolution pursuant to which such appointment is to be voted on, and furthermore the Company shall send a copy of such notice to the retiring auditor; and

(c)	the Members may, by Resolution of Members, remove the auditor at any time before the expiration of his term of office and shall by resolution in that same meeting or written resolution appoint another auditor in his stead for the remainder of his term.

20.8	The remuneration of the auditors shall be fixed by Resolution of Directors in such manner as the Directors may determine or in a manner required by the rules and regulations of the Designated Stock Exchange and the SEC.

20.9	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Members or otherwise given to Members and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.10	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be otherwise given to the Members.

20.11	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

20.12	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members at which the Company’s profit and loss account and balance sheet are to be presented.

21	NOTICES

21.1	Any notice, information or written statement to be given by the Company to Members may be given by personal service by mail, facsimile or other similar means of electronic communication, addressed to each Member at the address shown in the share register.

21.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22	VOLUNTARY WINDING UP

The Company may by a Resolution of Members or by a Resolution of Directors appoint a voluntary liquidator.

23	[DELETED]

We, Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign these Articles of Association.

Dated: 8th day of April, 2014

Incorporator

… … … .. … … …

(Sd.) Rexella D. Hodge

Authorised Signatory